                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                  by and among

                            MILLENNIUM DIRECT, INC.,

                                       and

                          BLUE CAPITAL ASSOCIATES, INC.

                                                 Table of Contents

 1. Definitions
 2. The Merger
 3. Conversion of the BCA Shares
 4. Obligations to the BCA Shareholders
 5. Representations and Warranties of the BCA Shareholders
 6. Representations and Warranties of Millennium
 7. Representations and Warranties of BCA
 8. Registration Rights
 9. Mutual Covenants
10. Conditions to the Closing
11. The Closing
12. Indemnification
13. Survival of Provisions
14. Expenses
15. Miscellaneous


                                 Schedules:
Schedule 6(d)              Capitalization

Schedule 6(g)              Indebtedness, Liabilities, and Other
                           Obligations Not Reserved Against in the
                           Company's September 30, 2000 Balance Sheet

Schedule 6(h)(5)           Liability for Borrowed Money and Agreements
                           Relating to Incurring Additional Debt

Schedule 6(h)(14)          Lease of Real Property

Schedule 6(k)              Litigation

Schedule 6(m)              Licenses and Permits

Schedule 6(o)              Contracts, Excluding Contracts in the Ordinary
                           Course of Business Which are Not Material and
                           Which Do Not Have an Aggregate Future
                           Liability of More than $10,000

Schedule 6(p)              Tax Matters

Schedule 6(q)              Lease of Real Property

                                    Exhibits:


Exhibit A                        BCA Shareholders

Exhibit 6(b)                     Board of Directors Resolutions of
                                 Millennium

Exhibit 7(b)                     Board of Directors Resolutions of BCA

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

         Agreement by and between Millennium Direct, Inc., a Delaware corporation ("Millennium"), and Blue Capital Associates, Inc., a Delaware corporation ("BCA"), and Monkstown LLC, Finglass LLC, Rathgar LLC, Kilkenny Group LLC, Capital Advisory Partners, LLC, and East Side Venture Partners, LLP, (individually a "BCA Shareholder," and collectively the "BCA Shareholders") (each of the foregoing individually a "Party," and collectively the "Parties").

         WHEREAS, the Parties desire to cause the merger of BCA into Millennium (the "Merger"); and

         WHEREAS, the Parties desire that the Merger shall constitute a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code (as the term "Code" is hereinafter defined);

         NOW, THEREFORE, for and in consideration of the premises and the mutual promises, agreements, representations, warranties, and covenants hereinafter set forth, the parties hereto hereby agree as follows:

                                 1. DEFINITIONS

         Certain of the capitalized terms used in this Agreement shall have the following meanings unless the context otherwise specifically requires:

         "Affiliate" means any of the Millennium Shareholders, and any parent, grandparent, child, brother or sister, or spouse of any of the foregoing, and any corporation, partnership, trust, or other entity controlled by or under common control with any such persons.

         "Ancillary Documents" means that certain Loan and Guaranty Agreement dated March 21, 2001 among Millennium, East Side Venture Partners, LLP and Infotopia, Inc.

         "BCA Shares" means the fully paid and non-assessable shares of common stock of BCA, par value $.0001 per share, and "BCA Share" means one (1) share of the BCA Shares.

         "Closing" means the completion of the transactions contemplated in this Agreement as provided in Section 11 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Millennium Shares" means all of the issued and outstanding shares of capital stock of Millennium, the same being Twenty-Two

Million Seventy-Nine Thousand Seven Hundred and Ten (22,079,710) shares of $.001 par value common stock (the "Millennium Shares").

         "Effective Date" has the meaning given in Section 2(b) below.

         "Registrable Securities" means (i) the Merger Shares (as such term is defined herein), and (ii) any securities issued or issuable in respect of or in exchange for any of the shares of Common Stock referred to in clause (i) above by way of stock dividend or other distribution on the Common Stock, stock split or combination of shares, recapitalization, reclassification merger, consolidation or exchange offer. For purposes hereof, a Registrable Security ceases to be a Registrable Security when either (x) it has been effectively registered under the Securities Act and sold or distributed to any Person pursuant to an effective registration statement covering it or (y) it has been sold or distributed to any Person pursuant to Rule 144.

         "Tax" or "Taxes" means all Federal, State, local, and foreign taxes and tax assessments of any kind imposed on Millennium for all periods prior to the Effective Date, including all interest, penalties, and additions imposed with respect to such amounts.

                                  2. THE MERGER

         (a) The Merger. Upon the terms and subject to the conditions set forth herein, at the Effective Date BCA shall be merged with and into Millennium, the separate existence and corporate organization of BCA shall cease, and thereupon Millennium and BCA shall be a single corporation. The Merger shall have the effects set forth in Section 259 of the General Corporation Law of the State of Delaware.

         (b) Effective Date of the Merger. The Merger shall become effective on the date of the Closing; provided, however, that the effective date of the Merger shall be delayed until such time as BCA and Millennium have at least 300 round lot shareholders; and provided, further however, that a properly executed certificate of merger is duly filed in a timely manner with the Secretary of State of the State of Delaware.

         (c) Certificate of Incorporation and By-Laws. The Certificate of Incorporation of Millennium in effect immediately prior to the Effective Date shall be the Certificate of Incorporation of Millennium, and the By-Laws of Millennium in effect immediately prior to the Effective Date shall be the By-Laws of Millennium.

         (d) Directors and Officers of the Surviving Corporation. At the Closing Date, the board of directors of Millennium shall consist of six (6) persons, all of whom shall be selected by the current members of the board of directors of Millennium, and such six (6) persons shall hold office from the Effective Date until their respective successors are duly elected or appointed, and qualify, in the manner provided in the Certificate of Incorporation and the By-Laws of Millennium, or as otherwise provided by Delaware law. The officers of Millennium immediately prior to the Effective Date shall be the initial officers of Millennium, and shall hold office from the Effective Date until their respective successors are duly elected or appointed, and qualify, in the manner provided in the Certificate of Incorporation and the By-Laws of Millennium, or as otherwise provided by Delaware law.

                         3. CONVERSION OF THE BCA SHARES

         (a) Number of Shares. The BCA Shareholders agree to transfer to Millennium at the Closing (defined below) the number of shares of common stock of BCA, $.001 par value per share, shown opposite their names in Exhibit A, in exchange pro rata for an aggregate of 1,162,090 shares of voting common stock of Millennium, $0.0001 par value per share (the "Merger Shares").

         (b) Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing shares of BCA common stock shall surrender such certificate(s) for cancellation to Millennium, and shall receive in exchange a certificate or certificates representing the number of full shares of Millennium common stock into which the shares of BCA common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of BCA shares by the Shareholders shall be effected by the delivery to Millennium at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

         (c) Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as Millennium may request in order more effectively to sell, transfer, and assign the transferred stock to Millennium and to confirm Millennium's title thereto.

         (d) Ratio of Exchange. The securities of BCA owned by the BCA Shareholders, and the relative securities of Millennium for which they will be exchanged, are set out opposite their names in Exhibit A.

         (e) Transfer Taxes. If any certificates for any Millennium Shares are to be issued in a name other than that in which the certificate(s) representing BCA Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such Millennium Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of Millennium that such tax has been paid or is not applicable. Notwithstanding the foregoing, no Party shall be liable to any BCA Shareholder for any BCA Shares or dividends thereon or, in accordance with Section 3(c) below, proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat laws.

         (f) No Fractional Securities. No certificates or scrip representing fractional Millennium Shares shall be issued pursuant to this Section 3, and no capital change shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each BCA Shareholder who would otherwise have been entitled to a fraction of a Millennium Share will be paid cash at the time that the Millennium Shares due are delivered to him, in an amount equal to the fair market value of such fraction.

                4. BCA OBLIGATIONS TO THE MILLENNIUM SHAREHOLDERS

         BCA shall not assume (or be obligated to pay, perform, discharge, or guarantee) any liabilities or obligations (whether absolute or contingent, disclosed or undisclosed) of Millennium to any Millennium Shareholder or Affiliate.

                        5. REPRESENTATIONS AND WARRANTIES
                             OF THE BCA SHAREHOLDERS

         Each BCA Shareholder hereby separately represents and warrants to Millennium as follows:

         (a) Authorization. The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of such BCA Shareholder.

         (b) No Conflicts. Neither the execution and delivery of this Agreement by such BCA Shareholder or any other document or instrument to be executed by the BCA Shareholders pursuant to this Agreement or otherwise in connection herewith (collectively the "BCA Shareholder Documents"), nor the consummation by such BCA Shareholder of the transactions contemplated hereby or thereby, will result in any breach of or constitute a default (or with notice or lapse of time or both would become a default), or give to others any rights of termination, acceleration, or cancellation, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of such BCA Shareholder, under the Articles of Incorporation or the By-Laws of BCA, or the terms of any contract, instrument, or other agreement to which such BCA Shareholder is a party or is otherwise bound, or any judgment, decree, order, statute, law, ordinance, rule, or regulation applicable to such BCA Shareholder.

         (c) Binding Effect. Such BCA Shareholder has the right, power, capacity, and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such BCA Shareholder, and constitutes, and upon execution and delivery of each BCA Shareholder Document, will constitute, the legal, valid, and binding obligation of such BCA Shareholder, enforceable against such BCA Shareholder in accordance with its respective terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

         (d) No Consents. No consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, commission, or other governmental authority or instrumentality, or any other third party, is necessary or otherwise required to be obtained or made in connection with the execution, delivery, or performance of this Agreement by such BCA Shareholder or with respect to the consummation by such BCA Shareholder of the transactions contemplated hereby.

         (e) Ownership of Stock. The BCA Shareholders collectively own all of the BCA Shares. Except as otherwise set forth in the Ancillary Documents,such BCA Shareholders are the owners of the number of BCA Shares reflected on the attached Exhibit A, free and clear of all liens, claims, pledges, encumbrances, options, charges, restrictions, and adverse rights or interests whatsoever. No BCA Shareholder is a party to or bound by any option, contract, or other commitment relating to any issued or unissued stock or any other security issued or to be issued by BCA. By virtue of such BCA Shareholder's ownership of BCA Shares reflected on the attached Exhibit A, such BCA Shareholder owns the percentage of the total issued and outstanding capital stock of BCA set forth beside such BCA Shareholder's name on Schedule 5(e). Other than as set forth on Exhibit A, such BCA Shareholder owns no capital stock or other securities of BCA or any right of any kind to have any such capital stock or other security issued. No former or present holder of BCA

Shares has any legally cognizable claim against BCA based on any transfer of BCA Shares owned by any BCA Shareholder as listed on Exhibit A. No action or failure to act of such BCA Shareholder (or of his predecessor in interest) of any nature or kind with respect to any capital stock or other securities (including offers, options, warrants, or convertible debt or other securities with respect thereto) of BCA, or any corporation which has been merged into BCA, has given or may give rise to any claim or action by any person involving such a matter which is enforceable against the BCA Shares of such BCA Shareholder, BCA or Millennium, and, to the best of the knowledge of such BCA Shareholder, no fact or circumstance exists which could give rise to any such right, claim, or action on behalf of any person. At the Closing, all BCA Shares will be converted into Millennium Shares. Each such BCA Shareholder has the sole and exclusive right to vote the BCA Shares set forth opposite such BCA Shareholder's name on the attached Exhibit A.

         (f) Brokers and Advisors. No BCA Shareholder has engaged the services of any broker, finder, or advisor, nor has he taken any action which would give rise to a valid claim against any party hereto for a brokerage commission, finder's fee, or like payment.

         (g) Investment Intent. Each BCA Shareholder is acquiring Millennium Shares hereunder for his own account, for investment purposes only, and not with the intent or view to resell, fractionalize, or further distribute such shares.

         (h) The Millennium Shares Not Registered. Each BCA Shareholder acknowledges and understands: that (1) the offer and the issuance of Millennium Shares hereunder has not been registered with the Securities and Exchange Commission or any other State securities agency, and is being made pursuant to exemptions from the registration provisions of the Securities Act of 1933, as amended, and any applicable State securities laws; (2) Millennium Shares are restricted under applicable securities laws and must be held indefinitely unless the offer and sale thereof is subsequently registered under the Securities Act of 1933, as amended, and any applicable State securities laws, or unless an exemption from registration is available; and (3) that certificates representing Millennium Shares may bear an appropriate restrictive legend to this effect.

         (i) Litigation. There is no action, suit, investigation, customer complaint, claim or proceeding at law or in equity by or before any arbitrator, governmental instrumentality or other agency now pending or threatened against or affecting BCA or any subsidiary, nor, to the best of the BCA Shareholders' knowledge, does there exist any basis therefor. Neither BCA nor any subsidiary is subject to any judgment, order, writ, injunction or decree of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. The BCA Shareholders agree to promptly notify Millennium of the commencement of any litigation or proceedings against BCA or any subsidiaries or any of its/their respective officers or directors in connection with the transaction contemplated herein.

         (j) Listing and Maintenance Requirements Compliance. BCA has not, in the two years preceding the date hereof, received notice (written or oral) from the NASDAQ or any other stock exchange, market or trading facility on which the BCA Shares are or have been listed (or on which it has been quoted) to the effect that BCA is not in compliance with the listing or maintenance requirements of such exchange or market. BCA is currently in compliance with all such maintenance requirements and no fact or circumstances currently exist which could reasonably be expected to result in noncompliance with such maintenance requirements in the foreseeable future.

         (k) SEC Filings. BCA is subject to the reporting requirements of
Section 13 of the Securities Exchange Act of 1934 (the "Act"), and is current in respect to all required filings under the Act. All of such filings, including financial statements, are true and correct, and do not omit to state any material fact necessary to make the statements contained therein not misleading.

         (l) Approval of Merger. The BCA Shareholders will vote their shares of BCA in favor of the Merger.

         (m) Accredited Investor. Each BCA Shareholder is an Accredited Investor (as the term "Accredited Investor" is defined in Section 2(15) of the Securities Act of 1933, as amended, and Rule 501 of Regulation D promulgated thereunder).

         (n) Disclosure. No representation or warranty made by BCA in this Agreement or in any statement, certificate, or other document delivered to Millennium by BCA in connection herewith contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

                 6. REPRESENTATIONS AND WARRANTIES OF MILLENNIUM

         Millennium warrants to BCA and the BCA Shareholders as follows:

         (a) Organization and Standing. Millennium is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and any other State in which the failure to be qualified or registered as a foreign corporation would have a material adverse impact on its business, and has all requisite power and authority to own its assets and carry on its business as presently conducted, and to enter into and perform this Agreement. Millennium does not own any controlling interest in any corporation, partnership, joint venture, or other business entity. Copies of the Articles of Incorporation and the By-Laws of Millennium have been delivered to BCA, and such copies are true, complete, and correct, and in full force and effect.

         (b) Authorization; Binding Effect. The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of Millennium. A certified copy of the resolutions adopted by the board of directors of Millennium in this regard is attached as Exhibit 6(b). This Agreement has been duly executed and delivered by Millennium and constitutes, and upon execution and delivery will constitute, the legal, valid, and binding obligation of Millennium, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

         (c) No Conflicts. Neither the execution and delivery of this Agreement by Millennium or any other document or instrument to be executed by Millennium pursuant to this Agreement or otherwise in connection herewith (collectively, the "Millennium Documents"), nor the consummation by Millennium and the Millennium Shareholders of the transactions contemplated hereby or thereby, will result in any breach of or constitute a default (or, with notice or lapse of time or both, would become a default), or give to others any rights of termination, acceleration, or cancellation, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of Millennium, under the Articles of Incorporation or the By-Laws of Millennium, or the terms of any contract, instrument, or other agreement to which Millennium is a party or is otherwise bound, or any judgment, decree, order, statute, law, ordinance, rule, or regulation applicable to Millennium.

         (d) Capitalization of Millennium. Millennium authorized capital stock consists of twenty five million (25,000,000) shares of common stock, $.0001 par value each, of which Twenty-Two Million Seventy-Nine Thousand Seven Hundred and Ten (22,079,710) shares are issued and outstanding, and owned by the Millennium Shareholders and ten million (10,000,000)shares of blank check preferred stock, of which five hundred thousand (500,000) shares are issued and outstanding, and owned by the Millennium Shareholders. All issued and outstanding shares of capital stock of Millennium have been duly authorized, are validly issued and outstanding, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights. Millennium has no other shares of capital stock or other securities authorized, issued, or outstanding. Millennium is not a party to or bound by any option, warrant, contract, convertible or exchangeable securities, or other commitment of any character relating to any capital stock or other security issued or to be issued by Millennium, except as set forth on Schedule 6(d).

         (e) Ownership of Common Stock. The Millennium Shares constitute all of the issued and outstanding shares of capital stock of Millennium. No present or past holder of shares of capital stock of Millennium, or their predecessors, or any other person, has any right to receive or to otherwise have issued to them any shares of capital stock or other securities of Millennium except as set forth on Schedule 6(d). Millennium is not obligated by contract, operation of law, or otherwise to issue any additional shares of capital stock or other security, and no third party has any right to receive from Millennium, or its predecessors in interest, any capital stock or other securities of Millennium except as set forth on Schedule 6(d).

         (f) Financial Statements. Millennium has delivered to BCA true and correct copies of Millennium's balance sheet dated September 30, 2000 and the related statement of income and retained earnings for the period then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of Millennium in accordance with generally accepted accounting principles consistently applied, and present fairly in all material respects the financial position and results of operations of Millennium as of the dates thereof and for the periods covered thereby.

         (g) No Undisclosed Liabilities. Except as otherwise expressly reflected or reserved against in Millennium's September 30, 2000 balance sheet or as expressly set forth in the attached Schedule 6(g), Millennium has no indebtedness or liabilities or other obligations of any nature whatsoever (whether direct or indirect, asserted or unasserted, known or unknown, accrued, absolute, contingent, or otherwise), except accounts payable and other liabilities incurred in the ordinary and customary course of business since September 30, 2000.

         (h) Absence of Adverse Changes or Events. Since September 30, 2000 Millennium has conducted its business only in the ordinary course, consistent in all material respects with past practice, and there has not occurred any material adverse change in the business, assets, liabilities, financial condition, or results of operations of Millennium, and since September 30, 2000 Millennium has not:

                  (1) amended its Certificate of Incorporation or its By-
Laws;

                  (2) declared or paid any dividend or made any distribution or payment of any kind in respect of its capital stock, other than a two-for-one stock split declared by Millennium on February 26, 2001;

                  (3) amended or modified any collective bargaining agreement (except as required by law);

                  (4) entered into, or adopted any employee benefit plan or any employment contract, or increased the salaries or compensation of its officers or other employees, or paid any bonuses to any of such officers or other employees (other than bonuses in the ordinary course of Millennium's business consistent with Millennium's past practice);

                  (5) except to the extent reflected on the attached Schedule 6(h)(5), incurred any liability for borrowed money, encumbered any of its assets, or entered into any agreements relating to incurring additional debt, other than incurring accounts payable in the ordinary course of business consistent in all material respects with past practice;

                  (6) acquired or agreed to acquire by merging or consolidating with, purchasing substantially all of the assets of, or otherwise, any business corporation, partnership, association, or other entity or individual;

                  (7) sold or otherwise disposed of any real property or other tangible assets, including capital or fixed assets, in excess of Five Thousand Dollars ($5,000) per item or Ten Thousand Dollars ($10,000) in the aggregate, other than the sale of inventory in the ordinary course of business;

                  (8) hired any new management employees;

                  (9) made commitments or entered into any agreement or contract outside the ordinary course of business which involves payments from Millennium in excess of Ten Thousand Dollars ($10,000) individually or Twenty Thousand Dollars ($20,000) in the aggregate;

                  (10) permitted or allowed any assets or properties to become subject to any mortgage, pledge, lien, encumbrance, restriction or charge of any kind except: (A) such as existed on September 30, 2000, (B) liens imposed by law, and (C) those incurred in the ordinary course of business for obligations not yet due and payable to landlords, carriers, warehouses, laborers, materialmen, and the like;

                  (11) canceled any material indebtedness or waived any claims or rights of substantial value;

                  (12) entered into any contract, lease, commitment, arrangement, or understanding with any Affiliate;

                  (13) made any change in any method of accounting or accounting practice or policy other than as required by generally accepted accounting principles;

                  (14) except as reflected on the attached Schedule 6(h)(14), entered into any lease of real property or any other material lease involving any other property, or amended, modified, terminated, or permitted to lapse any lease of real property or any other material lease of personal property;

                  (15) entered into any agreement the terms of which would be violated by the consummation of the transactions contemplated hereby;

                  (16) changed its credit collection or billing procedures or policies;

                  (17) effectuated a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, affecting in whole or in part any employment facility, operating unit, department, or employees of Millennium;

                  (18) made any change or revoked any tax election or entered into or amended any agreement or settlement with any taxing authority;

                  (19) dealt with any other party concerning the sale of any Millennium Shares, any merger, consolidation, or sale of all or a substantial portion of the assets of Millennium, or any other similar transaction involving Millennium;

                  (20) taken any action which would cause any representation or warranty of the Millennium Shareholders contained herein to become false or incorrect;

                  (21) failed to use its reasonable efforts consistent in all material respects with past practice to preserve its business organization intact, keep available the service of its officers and employees, and preserve the goodwill of its suppliers, customers, dealers, distributors, contractors, and others doing business with it;

                  (22) failed to maintain all buildings, equipment, and other tangible assets owned or used by Millennium in substantially the same condition and repair as existed as of September 30, 2000, ordinary wear and tear excepted; or

                  (23) agreed, whether in writing or otherwise, to do any of the foregoing.

         (i) Accounts Receivable. All accounts receivable of Millennium have arisen from bona fide transactions in the ordinary course of business and reflect in all material respects amounts properly due and owed to Millennium. None of the accounts receivable of Millennium are subject to any material counterclaim, right of offset, defense, or other material adverse interest whatsoever.

         (j) Inventories. The inventories of Millennium consist in all material respects of items of a quality and quantity usable and salable in the normal course of business, the recorded value of all items of inventory which were obsolete, damaged, or unsalable have been properly written off or down to realizable market value, or adequate reserves provided therefor, and the values at which such inventories are and will be carried on the books of Millennium reflect Millennium's normal inventory valuation policy of stating inventories at the lower of cost or market.

         (k) Litigation. Except as shown in the attached Schedule 6(k), there is no claim, action, suit, litigation, audit, investigation, or other proceeding pending, or, to the knowledge of Millennium, threatened against Millennium or its assets, properties, or business, or the transactions contemplated by this Agreement, and neither Millennium nor its assets or properties are subject to or bound by any order, writ, injunction, judgment, or decree of any court or governmental regulatory agency, commission, board, or administrative body.

         (l) Compliance With Laws. Millennium, the use and occupancy of its assets and properties, and the conduct of its business are, and at all times on or prior to the date hereof have been, in compliance with, and not in violation of, all Federal, State and local laws, ordinances, rules, regulations, orders, judgments, and decrees applicable to Millennium and its assets, properties, and business, including, without limitation, all Environmental Laws (as the term "Environmental Laws" is hereinafter defined), and all laws, rules, and regulations dealing with antitrust matters, fair trade and competition, and government corrupt practices.

         (m) Governmental Licenses and Permits. The attached Schedule 6(m) sets forth a true, correct and complete list of all material governmental licenses, permits, franchises, and other authorizations held or otherwise maintained by Millennium in connection with the conduct of its business or the ownership or possession of its assets and properties (the "Licenses and Permits"), other than nonmaterial local licenses required of businesses generally. All such Licenses and Permits are in full force and effect, there are no existing violations in connection therewith, and no proceeding is pending or, to the knowledge of Millennium, threatened with respect to the revocation or limitation of the same.

         (n) Labor Matters. None of Millennium's employees are covered by a collective bargaining agreement, and no organizational efforts with respect to any employees of Millennium are pending or, to the knowledge of Millennium, threatened. No formal or otherwise labor dispute, strike, or work stoppage with respect to any employees of Millennium is pending or, to the knowledge of Millennium, is threatened. There are no existing employee claims (other than nonmaterial health insurance, disability insurance, and workers' compensation claims in the ordinary and customary course of business, which are fully covered by insurance), grievances, or unfair labor practice complaints pending or outstanding against Millennium. Millennium is, and at all times on or prior to the date hereof has been, in compliance with, and not in violation of, the Fair Labor Standards Act, as amended, the Age Discrimination in Employment Act, as amended, the National Labor Relations Act, as amended, the Occupational Safety and Health Act, as amended, the Vocational Rehabilitation Act of 1973, as amended, and all applicable Federal and State civil rights laws.

         (o) Contracts. Except as set forth on the attached Schedule 6(o), Millennium is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this agreement.

         (p) Tax Matters. Except as set out by schedule 6(p), all required tax returns for federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by Millennium for all years for which such returns are due unless an extension for filing any such return has been filed. Any and all federal, state, county, municipal, local, foreign and other taxes and assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. The provisions for federal and state taxes reflected in the Millennium Financial Statements are adequate to cover any such taxes that may be assessed against Millennium in respect of its business and its operations during the periods covered by the Millennium Financial Statements and all prior periods.

       (q) Title to Assets and Properties. Except as set out by attached schedule 6 (q), Millennium has good and marketable title to all the real property and good and valid title to all other property included in the Millennium Financial Statements. Except as set out in the balance sheet thereof, the properties of Millennium are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Millennium.

         (r) No Pending Transactions. Except for the transactions contemplated by this Agreement, Millennium is not a party to, bound by, or the subject of any agreement, undertaking, or commitment to: (1) merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person; or (2) sell, lease, or exchange all or substantially all of its property and assets to any other corporation or person.

         (s) Transactions with Affiliates. Millennium is not a party to or bound by any contract, commitment, loan, lease, or other arrangement or understanding with any Affiliate, and none of such persons owns any interest in any corporation, partnership, or other business or entity that is a party to any business arrangements or relationships of any kind with Millennium.

         (t) Books and Records. The books and records of Millennium provided to BCA are true, correct, and complete in all material respects, and have not been altered in anticipation of the contemplated transactions, and to the knowledge of Millennium no corporate minutes, written consents of the respective Millennium Shareholders or board of directors of Millennium or other corporate records or instruments have been removed from the corporate records of Millennium.

         (u) Powers of Attorney. Millennium does not presently have outstanding any powers of attorney authorizing any third party to act by or on behalf of Millennium.

         (v) Guaranties. Millennium has not guaranteed, co-signed, or otherwise become obligated (contingently or otherwise) with respect to the indebtedness or obligations of any other person.

         (w) Brokers and Advisors. Millennium has not engaged the services of any broker, finder, or advisor, and has not taken any action which would give rise to a valid claim against any party hereto for a brokerage commission, finder's fee, or like payment.

         (x) Disclosure. No representation or warranty made by the Millennium Shareholders in this Agreement or in any statement, certificate, or other document delivered to BCA by the Millennium Shareholders or Millennium in connection herewith contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

                    7. REPRESENTATIONS AND WARRANTIES OF BCA

         BCA hereby represents and warrants to Millennium as follows:

         (a) Organization and Standing. BCA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and any other State in which the failure to be qualified or registered as a foreign corporation would have a material adverse impact on its business, and has all requisite corporate power and authority to own its assets and carry on its business as it is now being conducted, and the business it will conduct after the Merger, and to enter into and perform this Agreement.

         (b) Authorization; Binding Effect. The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of BCA. A certified copy of the resolutions adopted by the board of directors of BCA in this regard are attached as Exhibit 7(b). This Agreement has been duly executed and delivered by BCA and constitutes, and upon execution and delivery will constitute, the legal, valid, and binding obligation of BCA, enforceable against BCA in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

         (c) No Conflicts. Neither the execution and delivery by BCA of this Agreement, or any other document or instrument to be executed by BCA pursuant to this Agreement or otherwise in connection herewith (collectively, the "BCA Documents"), nor the consummation by BCA and the BCA Shareholders of the transactions contemplated hereby or thereby, will result in any breach of or constitute a default (or, with notice or lapse of time or both, would become a default), or give to others any rights of termination, acceleration, or cancellation, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of BCA, under the Articles of Incorporation or the By-Laws of BCA, or the terms of any contract, instrument, or other agreement to which BCA is a party or is otherwise bound, or any judgment, decree, order, statute, law, ordinance, rule, or regulation applicable to BCA.

         (d) Litigation. Except as shown in the attached Schedule 7(k), there is no claim, action, suit, litigation, audit, investigation, or other proceeding pending, or, to the knowledge of BCA, threatened against BCA or its assets, properties, or business, or the transactions contemplated by this Agreement, and neither BCA nor its assets or properties are subject to or bound by any order, writ, injunction, judgment, or decree of any court or governmental regulatory agency, commission, board, or administrative body.

         (e) Access to Information. BCA acknowledges that it has been provided with access to all financial and other information concerning the Millennium Shares, Millennium, and this transaction which BCA deemed necessary in order to make an informed investment decision. BCA has had a reasonable opportunity to ask questions of, and receive answers from, Millennium and its officers, agents, and advisors in connection with this transaction.

         (f) SEC Filings. BCA is subject to the reporting requirements of
Section 13 of the Securities Exchange Act of 1934 (the "Act"), and is current in respect to all required filings under the Act. All of such filings, including financial statements, are true and correct, and do not omit to state any material fact necessary to make the statements contained therein not misleading.

         (g) Listing and Maintenance Requirements Compliance. BCA has not, in the two years preceding the date hereof (or its inception), received notice (written or oral) from the NASDAQ or any other stock exchange, market or trading facility on which the BCA Shares are or have been listed (or on which it has been quoted), if any, to the effect that BCA is not in compliance with the listing or maintenance requirements, if any, of such exchange or market. BCA is currently in compliance with all such maintenance requirements and no fact or circumstances currently exist which could reasonably be expected to result in noncompliance with such maintenance requirements in the foreseeable future.

                             8. REGISTRATION RIGHTS

         (a) Piggyback Registration. If Millennium at any time from the date of this Agreement through the fifth anniversary of the Closing Date, proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 and any successor forms thereto), each such time it will give written notice to such effect to all holders of outstanding Registrable Securities at least 30 days prior to such filing. Upon the written request of any such holder received by Millennium within 20 days after the giving of any such notice by Millennium to register any of its Registrable Securities, Millennium will cause the Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by Millennium, all to the extent required to permit the sale or other disposition by the holder of such Registrable Securities so registered. Notwithstanding the foregoing, in the event that any registration pursuant to this Section 8(a) shall be, in whole or in part, an underwritten public offering of Common Stock, the number of Registrable Securities to be included in such an underwriting may be reduced (pro rata among the requesting holders) and the other BCA Shareholders (based upon the number of Registrable Securities requested to be registered by them)) if and to the extent that the managing underwriter shall be of the good faith opinion that such inclusion would adversely affect the success of such an underwriting, provided, that such number of Registrable Securities shall not be reduced if any shares of Common Stock are to be included in such underwriting for the account of any person other then Millennium or requesting holders of Registrable Securities. Notwithstanding the foregoing provisions, Millennium may withdraw any registration statement referred to in this Section 8 without thereby incurring any liability to the holders of Registrable Securities.

                               9. MUTUAL COVENANTS

         (a) Efforts, Cooperation, and Third Party Consents. Subject to the terms and conditions of this Agreement, each Party will use its reasonably best efforts to cooperate with the other so as to cause the Closing to occur as provided herein, and to obtain any third-party consents that may be required to consummate the transactions contemplated by this Agreement and the Transfer Agreement.

         (b) Avoidance of Certain Actions. Neither Millennium nor BCA will take any action on or after the Closing Date that would jeopardize the status of the Merger as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code, including but not limited to any action that would violate the rules of U.S. Treasury Regulation 'SS'.1.368-1(d) or (e) (relating to continuity of business enterprise and continuity of interest).

         (c) Confidentiality. The Parties agree that, except to the extent required by law or by valid legal process: (i) each party will treat all information provided by another party hereunder ("Confidential Information") as permanently confidential; (ii) no party will use any Confidential Information it receives from another party hereunder other than in connection with performing its obligations under this Agreement; and (iii) no Party will disclose any Confidential Information to any third party without prior written consent of the disclosing party. However, notwithstanding the preceding sentence, a Party may disclose Confidential Information to those of its representatives who need to know such Confidential Information for purposes of assisting such Party with the transactions contemplated by this Agreement and who agree or are otherwise legally bound to hold such Confidential Information in confidence. All Confidential Information is and will remain the property of the disclosing party. Each Party represents and warrants that prior to the execution hereof it has not disclosed any of the terms, conditions, obligations, or matters contained in or relating to this Agreement and the transactions contemplated herein, and covenants and agrees that following the execution of this Agreement it shall not disclose to any person, individual, or entity any of such terms, conditions, or matters, and to keep the same confidential. However, the foregoing obligations of confidentiality shall not apply to any information that: (iv) is already known to the receiving party, free of any restrictions at the time it is obtained by the receiving party; (v) is or becomes publicly known through no wrongful act of the receiving party; (vi) is rightfully received by the receiving party from a third party without restriction; (vii) is independently developed without breach of any agreements or use of confidential, proprietary, trade secret and/or sensitive information disclosed to or obtained by the receiving party from the disclosing party; or (viii) is disclosed pursuant to the lawful requirement of a governmental agency or is required by operation of law.

         (c) Publicity. BCA, the BCA Shareholders, and Millennium each agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any of them without the prior written consent of the others, except for releases and announcements as are required to be made by applicable law, in which case the person required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

         (d) Taxes. The BCA Shareholders shall be responsible, at their expense, for preparing and timely filing, or causing an independent certified accounting firm to prepare and timely file, all returns and reports for BCA's Federal and State income Taxes for the taxable periods ending on or before the Closing, including any returns with respect to the carryback of net operating losses generated during such taxable periods. In preparing such returns of Taxes for such taxable periods, the BCA Shareholders shall not, or shall cause such independent certified accounting firm not to, deviate from the manner in which any item of income or expense of BCA was reported in prior years, except as otherwise required by law. Such Tax returns or reports shall be submitted to Millennium for review at least twenty-one (21) business days prior to the filing date for any such return or report (without regard to extensions). Within fifteen (15) days following the date on which such Tax returns are provided to Millennium, Millennium shall provide to the BCA Shareholders a written statement of any objections to the Tax returns. During such time period, the BCA Shareholders' accountant shall provide Millennium and its representatives with access to his tax work papers the methods utilized for purposes of preparing such Tax returns and shall make members of the BCA Shareholders' accounting firm reasonably available for discussion with Millennium's accountants. In the event the Parties have not reached agreement on the Tax returns prior to the due date thereof, such Tax returns shall be extended and the disputed issues will be submitted to an independent third party certified public accounting firm mutually acceptable to the parties for resolution. The determination of such public accounting firm shall be binding upon the parties absent manifest error. The cost of such independent third party accounting firm shall be borne equally by Millennium on the one hand and the BCA Shareholders on the other hand. Once the form of the Tax returns is agreed upon or otherwise determined as provided above, such returns will be filed by the BCA Shareholders. Millennium shall be responsible for filing or causing Millennium to file all returns and reports for Taxes for the taxable periods of Millennium ending after the Closing Date.

         (e) Access to Books and Records. Pending the Effective Date, Millennium and BCA shall give each other, or their designated representatives, full access to their books of original entry, legers, bank statements, minute books, shareholder lists, contracts, patents, trademarks, and all other documents maintained by them in connection with their business operations.

         (f) Pending the Closing, neither Millennium nor BCA shall incur any indebtedness other than in the ordinary course of business, and neither shall commit to any material undertakings, programs or projects, other than pursuant to existing agreements, which would have a material negative impact to its balance sheets, without the prior written consent of the other Party; and, other than paying current liabilities, Millennium and BCA shall operate their businesses in a manner consistent with the conservation of their assets, including their cash reserves.

         (g) Millennium shall have no liabilities at the date of Closing except for those liabilities set forth on the attached Schedule 10(g), and liabilities for legal fees and transfer agent expenses incurred by Millennium after the signing of the letter of intent in connection with the Merger.

         (h) BCA shall have no liabilities at the date of Closing except for those liabilities set forth on the attached Schedule 10(h), and liabilities for legal fees and transfer agent expenses incurred by BCA after the signing of the letter of intent in connection with the Merger.

                          10. CONDITIONS TO THE CLOSING

         The Merger shall be conditioned on:

         (a) The representations and warranties of each of the parties being true and correct as of the date of Closing, unless waived in writing;

         (b) Its approval by the board of directors of BCA and the BCA Shareholders;

         (c) Its approval by the board of directors of Millennium and the Millennium Shareholders;

         (d) The satisfactory completion of a "due diligence" investigation by Millennium and BCA.

         (e) The execution and delivery of the Ancillary Documents and all parties being in compliance therewith.

                                 11. THE CLOSING

         (a) Time and Place. The Closing of the transactions contemplated by this Agreement shall take place at the offices of Bondy & Schloss LLP at 1:00 p.m. Eastern time on March 21, 2001, or at such other time and place mutually agreeable to the Parties. Except as otherwise stated herein, the Closing shall be deemed effective as of the close of business on the Closing Date.

         (b) Deliveries at the Closing by Millennium. Millennium shall cause the following to be delivered to BCA at the Closing:

         (i) Instructions to Millennium's transfer agent for the issuance of the Millennium Shares certificates as provided in Section 3(a)(i);

         (ii) A certificate of good standing of Millennium as of a recent date, from the Delaware Secretary of State; and

         (iii) Such other documents and instruments required by the terms of this Agreement to be delivered by Millennium or the BCA Shareholders at the Closing or otherwise reasonably necessary to consummate the transactions contemplated hereby (except to the extent unable to do so for reasons outside its reasonable control, such as for example such items are to be provided by third parties).

         (c) Deliveries at the Closing by BCA. BCA shall cause the following to be delivered to Millennium at the Closing:

         (i) A Certificate of good standing of BCA, dated as of a recent date, from the Secretary of State of the jurisdiction of its incorporation;

         (ii) A copy of all filings made by BCA with the SEC since inception;
and

         (iii) Such documents and instruments required by the terms of this Agreement to be delivered by BCA at the Closing or otherwise reasonably necessary to consummate the transactions contemplated hereby (except to the extent unable to do so for reasons outside its reasonable control, such as for example such items are to be provided by third parties).

                               12. INDEMNIFICATION

         (a) Indemnification by the BCA Shareholders and BCA. Each of BCA and the BCA Shareholders hereby, jointly and severally covenant and agree:

                  (1) to indemnify and hold harmless Millennium from and against any loss, liability, claim, cost, damage, or expense (including reasonable legal fees and expenses) (collectively, a "Loss") arising out of or resulting from, any breach of any representation, warranty, covenant, or other agreement on the part of such BCA Shareholder contained in this Agreement or in any certificate, instrument, or other document delivered by the BCA Shareholders pursuant hereto, or any covenant or agreement by or on behalf of such BCA Shareholder set forth in this Agreement which is breached by such BCA Shareholder but not by all the BCA Shareholders;

                  (2) to jointly and severally indemnify and hold harmless Millennium from and against any Loss arising out of or resulting from: (A) any breach of any other representation, warranty, covenant, or other agreement on the part of the BCA Shareholders contained in this Agreement or in any certificate, instrument or other document delivered by the BCA Shareholders to Millennium pursuant hereto; (B) any Tax liabilities of BCA with respect to the periods on or prior to the date of Closing; (C) the fees and commissions of any broker or advisor engaged by any BCA Shareholder in connection with this transaction; or (D) for any accounts receivable in excess of the reserve, if any, in the date of Closing balance sheet, that are uncollected one hundred eighty (180) days after the date of Closing; and

                  (3) to jointly and severally indemnify and hold harmless Millennium and its directors and officers from and against any Loss arising from or relating to any claims now existing or hereafter asserted by any former shareholder of BCA relating to BCA and/or any agreements, understandings, or obligations of any or all of the BCA Shareholders and/or BCA, which indemnity obligations will survive for a period of six (6) years following the date of Closing.

         (b) Indemnification by Millennium. Millennium hereby covenants and agrees to indemnify and hold harmless the BCA Shareholders from and against any Loss arising out of or resulting from: (i) any breach of any representation, warranty, covenant, or other agreement on the part of Millennium contained in this Agreement or in any certificate, instrument, or other document delivered by Millennium to the BCA Shareholders pursuant hereto, or any covenant or agreement by or on behalf of Millennium set forth in this Agreement which is breached by Millennium, including the covenant contained in Section 9(d) above, and in the case of such a breach, the Loss shall include the interest and any penalty due by the BCA Shareholders, but not the amount of taxes due by each, with respect to the taxes due by them by virtue of such breach, arising by virtue of the fact that the Merger failed to qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code; and (ii) the fees and commissions of any broker or advisor engaged by Millennium in connection with this transaction. In addition, Millennium covenants and agrees to indemnify and hold harmless the BCA Shareholders from and against any personal guarantees made by the Millennium Shareholders prior to the Closing with respect to any debts, lease commitments or other obligations of Millennium to the extent disclosed in
Schedule 12(b).

         (c) Notice and Defense. The obligations of the BCA Shareholders and Millennium hereunder with respect to their respective indemnities pursuant to this Section 12, resulting from any claim or other assertion of liability by third parties (hereinafter collectively, "Third Party Claim(s)"), shall be subject to the following terms and conditions:

                  (1) the party seeking indemnification hereunder (the "Indemnified Party") shall give written notice (a "Claim Notice") of any such Third Party Claim(s) to the party from whom indemnification is sought hereunder (the "Indemnifying Party") within a reasonable time after the Indemnified Party receives notice thereof; provided, however, that the failure to give notice timely shall not affect the Indemnifying Party's obligations hereunder except to the extent that such failure prejudices the Indemnifying Party or its ability to defend such Third Party Claim(s);

                  (2) the Indemnifying Party shall have the right to undertake, with counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party, the defense or settlement of any such Third Party Claim(s);

                  (3) in the event that the Indemnifying Party shall fail to notify the Indemnified Party within ten (10) days of receipt of the Claim Notice that it has elected to undertake such defense or settlement, or if at any time the Indemnifying Party shall otherwise fail to diligently defend or pursue settlement of such claim, then the Indemnified Party shall have the right to undertake the defense, compromise, or settlement of such claim, with counsel reasonably acceptable to the Indemnifying Party; and

                  (4) neither Party shall settle any Third Party Claim(s) without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. In the event the Indemnifying Party submits to the Indemnified Party a bona fide settlement offer from the third party claimant of any Third Party

Claim(s) (which settlement offer shall include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim) and the Indemnified Party refuses to consent to such settlement, then thereafter the Indemnifying Party's liability to the Indemnified Party for indemnification hereunder with respect to such Third Party Claim(s) shall not exceed the settlement amount included in such bona fide settlement offer, and the Indemnified Party shall either assume the defense of such Third Party Claim(s) or pay the Indemnifying Party's attorneys fees and other out of pocket costs incurred thereafter in continuing the defense of such claim. Regardless of which party is conducting the defense of any such Third Party Claim(s), the other party, with counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the party conducting the defense of such claim and its counsel or other representatives concerning such claim and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such claim, and the party conducting the defense of any such claim and its counsel shall in any case keep the other party and its counsel (if any) fully informed as to the status of any claim and any matters relating thereto. Each party shall provide to the other party such records, books, documents, and other materials as shall reasonably be necessary for such party to conduct or evaluate the defense of any Third Party Claim(s) and will generally cooperate with respect to any matters relating thereto.

         (d) Limitations on Indemnification. The foregoing indemnification obligations shall be subject to the following limitations:

                  (1) Recovery by Indemnified Party. The amount of any indemnified Loss hereunder shall be reduced by the amount, if any, of the recovery actually received by the Indemnified Party with respect to such indemnified Loss (net of any out-of-pocket collection costs) under applicable insurance policies or from persons or entities not parties to this Agreement (not including any successor in interest or assign of any party hereto). In the event such a recovery is received by the Indemnified Party after it receives payment or other credit under this Agreement with respect to an indemnified Loss, then the Indemnified Party shall promptly pay to the Indemnifying Party the lesser of (A) the amount of the recovery actually received; or (B) the amount of the indemnity payment made by the Indemnifying Party to the Indemnified Party with respect to such indemnified Loss. Notwithstanding anything herein to the contrary, the terms of this Section 12(d)(1) shall not apply to the extent such provisions would operate to invalidate or otherwise prejudice any claim for insurance or against any third party.

                  (2) Act or Omission of the Indemnified Party. The amount of any indemnified Loss arising under this Agreement shall be fairly and equitably reduced to the extent that such indemnified Loss arose by reason of, and is directly attributable to, the negligent or intentional wrongful acts or omissions of the Indemnified Party.

                  (3) Taxes. The amount of any indemnified Loss hereunder shall be fairly and equitably reduced (or increased) by the amount of the actual reduction (or increase) in income Tax liability of the Indemnified Party after giving effect to incurring by the Indemnified Party of the liability giving rise to the claim for indemnification, the payment by the Indemnified Party of such claim, and the receipt by the Indemnified Party of any indemnity payment with respect to such claim.

         (e) Setoff. Subject to compliance with Section 12(c) and Section 12(d) above, Millennium shall have the right to set off any indemnified Loss for which Millennium is entitled to indemnification hereunder against payments due hereunder.

         (f) Dollar Limitation. Notwithstanding anything in this Section 12 to the contrary, the foregoing indemnification obligations shall be applicable in respect of any Loss to the extent that such Loss, when taken as a whole, exceeds an aggregate of Fifty Thousand Dollars ($50,000), except that such limit shall not apply to (i) indemnification obligations under Section 12(a)(3) above, (ii) indemnification obligations relating to Taxes, or (iii) indemnification obligations under the final sentence of Section 12(b) above.

                           13. SURVIVAL OF PROVISIONS

         The representations and warranties contained in this Agreement shall survive the Closing for a period of three (3) years, except that the representations and warranties contained in:

         (a) Ownership of Stock. Sections 5(e) and 6(e) hereof shall be perpetual;

         (b) Taxes and Antitrust. Section 6(l) (to the extent applicable to compliance with antitrust laws), Section 6(p) and Section 9(d) hereof shall survive for a period of thirty (30) days following the day on which the longest applicable statute of limitations expires relating to such matters; and

         (c) Environmental Matters. Section 6(t) hereof with respect to environmental matters affecting off-site properties (i.e., properties not owned or leased by Millennium) shall survive for a period of five (5) years, and any intentional or fraudulent breach of warranty or misrepresentation shall survive for a period of thirty (30) days following the day on which the longest applicable statute of limitations expires with respect to such matter.

                                  14. EXPENSES

         Except as otherwise specifically provided herein, each of the BCA Shareholders on the one hand, and Millennium on the other hand shall each pay all of its respective expenses relating to this transaction, including fees and disbursements of its respective counsel, accountants, brokers, investment bankers, and financial advisors, whether or not the transactions contemplated hereunder are consummated.

                                15. MISCELLANEOUS

         (a) Assignment. This Agreement shall not be assignable or otherwise transferable by Millennium or the BCA Shareholders without the prior written consent of the non-assigning parties, and shall be binding upon, and shall inure to the benefit of, the parties to this Agreement, and their respective legal representatives, heirs, devisees, legatees, beneficiaries, and successors and permitted assigns.

         (b) Fees of Legal Counsel. In the event any Party to this Agreement shall employ legal counsel to protect its rights hereunder or to enforce any term or provision hereof, the Party prevailing in any such action shall have the right to recover from the other party all of its reasonable attorneys' fees and expenses incurred in relation to such claims, as approved by the court on the basis of customary fees charged by attorneys in the State of Delaware.

         (c) Further Assurances. The Parties agree that from time to time hereafter, upon request, each of them will execute, acknowledge, and deliver such other instruments and documents, and take such further action as may be reasonably necessary to carry out the intent of this Agreement.

         (d) Modification. No provision contained herein may be modified, amended, or waived except by written agreement or consent signed by the party to be bound thereby.

         (e) Headings and Captions. Subject headings and captions are included for convenience purposes only, and shall not affect the interpretation of this Agreement.

         (f) Notices. All notices, requests, demands, and other communications permitted or required hereunder shall be in writing, and either (i) delivered in person; (ii) sent by express mail or other overnight delivery service providing receipt of delivery; (iii) mailed by certified mail, postage prepaid, return receipt requested; or (iv) sent by telecopy or other facsimile transmission as follows, with proof of transmission thereof retained by the transmitter:

         If to Millennium:

         George S. Balis, CEO
         Millennium Direct, Inc.
         Avalon Plaza
         North Blenheim, NY 12131

         copy to:

         Jeffrey A. Rinde
         Bondy & Schloss LLP
         6 E.43rd Street
         New York, NY 10017

         If to BCA:

         Patricia Meding
         50 Broadway
         Suite 2300
         New York, New York 10004

or to such other address as any party may designate by notice. Any such notice or communication, if given or made by prepaid, certified mail or by recorded express delivery, shall be deemed to have been made when actually received, but not later than three (3) business days after the same was posted or given to such express delivery service and if made properly by telecopy or other facsimile transmission such notice or communication shall be deemed to have been made at the time of dispatch.

         (g) Severability. If any portion of this Agreement is held invalid, illegal, or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions herein.

         (h) Waiver. No waiver of a breach or violation of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach, or limit or restrict any right or remedy otherwise available.

         (i) Rights and Remedies Cumulative. The rights and remedies expressed herein are cumulative and not exclusive of any rights and remedies otherwise available.

         (j) Entire Agreement. This document (together with the Schedules and any exhibits and attachments hereto) constitutes the entire agreement of the parties and supersedes any and all other prior agreements, oral or written, with respect to the subject matter contained herein. There are no representations, warranties, covenants, or agreements between the parties hereto with respect to this matter except those expressly set forth herein.

         (k) Governing Law; Jurisdiction. This agreement shall be subject to and governed by the laws of the State of Delaware without regard to conflict of laws principles of such State. The parties consent to jurisdiction of any Federal or State court located in New York, New York or in the State of Delaware for resolution of disputes relating to this Agreement.

         (l) Incorporation by Reference. All Schedules and any exhibits and attachments hereto, and other documents referred to in this Agreement, shall be deemed incorporated herein by any reference thereto as if fully set out.

         (m) Counterparts. This Agreement may be executed in one or more counterparts (all counterparts together reflecting the signatures of all the parties), each of which shall be deemed to be


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




an original, and all of which together shall constitute one and the same instrument.

         (n) Third Party Beneficiaries. Except with regard to issuance of Millennium Shares and to the BCA Shareholders as provided in Section 3(a) above, and except as provided in Section 15(a), this Agreement is not intended to create any right of enforcement by or in any third party.

         (o) Authority. Each individual signing this Agreement in a representative capacity acknowledges and represents that he is duly authorized to execute this Agreement in such capacity in the name of, and on behalf of, the designated corporation, partnership, trust, or other entity.

         (p) Gender, etc. When used in this Agreement, the masculine shall include the feminine and the neuter and vice versa, and the plural shall include the singular and vice versa.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

MILLENNIUM DIRECT , INC.                       BLUE CASTLE ASSOCIATES, INC.


----------------------------                   ------------------------------
 George S. Balis, CEO                          Patricia Meding, President


                              The BCA Shareholders

                                  Monkstown LLC


                                  By:
                                     ----------------------------

                                  Finglass LLC


                                  By:
                                     ----------------------------

                                  Rathgar LLC


                                  By:
                                     ----------------------------

                                  Kilkenny Group LLC


                                  By:
                                     ----------------------------

                                  Capital Advisory Partners LLC


                                  By:
                                     ----------------------------
                                         Patricia Meding


                                  East Side Venture Partners, LLP


                                  By:
                                     ----------------------------
                                     Jeffrey A. Rinde, Attorney-in-Fact



                                      -34-